Exhibit 5.1

GIBSON, DUNN & CRUTCHER LLP

LAWYERS

A REGISTERED LIMITED LIABILITY PARTNERSHIP

INCLUDING PROFESSIONAL CORPORATIONS

555 Mission Street, Suite 3000, San Francisco, California 94105-2933

(415) 393-8200

www.gibsondunn.com

July 27, 2009

Direct Dial	Client Matter No.
(415) 393-8200	03981-00101

Amazon.com, Inc.

1200 12th Avenue South, Suite 1200

Seattle, Washington 98144-2734

Re:	Amazon.com, Inc.
Registration Statement on Form S-4 filed July 27, 2009

Ladies and Gentlemen:

We have acted as counsel to Amazon.com, Inc., a Delaware corporation (“Amazon.com”), in connection with the preparation of the Registration Statement on Form S-4 filed on July 27, 2009 (the “Registration Statement”) and the consent solicitation and prospectus contained therein filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the issuance by Amazon of up to 10,010,000 shares of Amazon.com common stock, par value $0.01 per share (the “Shares”), pursuant to that certain Agreement and Plan of Merger, dated as of July 22, 2009, by and among Amazon.com, Zeta Acquisition, Inc., a California corporation and wholly-owned subsidiary of Amazon.com (“Zeta”), Zappos.com, Inc., a California corporation (“Zappos.com”), and Alfred Lin solely in his capacity as the initial Shareholder Representative thereunder (the “Merger Agreement”), pursuant to which Zeta will be merged with and into Zappos.com and Zappos.com will become a wholly-owned subsidiary of Amazon.com (the “Merger”).

In arriving at the opinions expressed below, we have examined the originals, or photostatic or certified copies, of such records of Amazon.com and certificates of officers of Amazon.com, of public officials and of such other documents as we have deemed relevant and necessary as the basis for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

The opinions set forth herein are subject to the following assumptions, qualifications, limitations and exceptions. We render no opinion herein as to matters involving the laws of any jurisdiction other than the Delaware General Corporation Law, including the statutory provisions and all applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such laws. We are not admitted to practice in the State of Delaware; however, we are generally familiar with the Delaware General Corporation Law as currently in effect and have made such inquiries as we consider necessary to render this opinion. This opinion is limited to the effect of the current state of the Delaware General Corporation Law, and to the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

GIBSON, DUNN & CRUTCHER LLP

Amazon.com, Inc.

July 27, 2009

Based upon the foregoing examination and in reliance thereon, and subject to the assumptions stated and in reliance on statements of fact contained in the documents that we have examined, we are of the opinion that the Shares, when issued in accordance with the terms and conditions of the Merger Agreement will be validly issued, and fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP

GIBSON, DUNN & CRUTCHER LLP